As filed with the Securities and Exchange Commission on May 21, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

TRANSOCEAN LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland (State or other jurisdiction of incorporation or organization)	000-53533 (Commission File Number)	98-0599916 (I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland (Address of principal executive offices)	CH-1214 (zip code)

TRANSOCEAN LTD. 2015 LONG-TERM INCENTIVE PLAN

(Full title of plan)

Lars Sjöbring

Senior Vice President and General Counsel

Transocean Ltd.

10 Chemin de Blandonnet

1214 Vernier

Geneva, Switzerland CH-1214

+41 (22) 930-9000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Gene J. Oshman

Andrew J. Ericksen

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Shares, par value CHF 15.00 per share	20,712,966	$19.20	$397,688,947	$46,212

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is deemed to include additional shares issuable pursuant to the adjustment provisions of the Transocean Ltd. 2015 Long-Term Incentive Plan by reason of any unit dividend, unit spilt, recapitalization or other similar transaction.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of a share of Transocean Ltd. as reported by the New York Stock Exchange on May 20, 2015.

EXPLANATORY NOTE

Transocean Ltd., a Swiss corporation (the “Registrant” or the “Company”), is filing this Registration Statement on Form S-8 under the Securities Act to register 20,712,966 of its shares (such shares are referred to in this Registration Statement as the “shares”), issuable pursuant to the terms of the Transocean Ltd. 2015 Long-Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to all participants in the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part 1 of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on February 26, 2015, including information incorporated by reference in the Form 10-K from the Registrant’s definitive proxy statement for its 2014 Annual Meeting of Shareholders, which was filed with the SEC on March 23, 2015, and its Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 13, 2015;

•	The Registrant’s Quarterly Report on Form 10-Q for the period ended March, 31, 2015, filed with the Commission on May 6, 2015;

•	The Registrant’s Current Reports on Form 8-K (other than any portion thereof furnished or deemed furnished) filed with the Commission on February 6, 2015, February 17, 2015, March 18, 2015, March 23, 2015, April 1, 2015, April 16, 2015 (two reports), April 22, 2015, May 18, 2015 and May 20, 2015; and

•	The description of the Registrant’s shares contained in Item 8.01 of the Registrant’s Current Report on Form 8-K12G3, filed with the Commission on December 19, 2008, including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the Company may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Article 24 of the Company’s articles of association makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Company to the fullest extent allowed by law. Under the Company’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Company may obtain such insurance from one or more third-party insurers or captive insurance companies. The Company has also entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that the Company will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he was acting in the best interest of the Company and, in addition, with respect to any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification. The disinterested members of the board of directors of the Company or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the board or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and the Company has the burden of proof in seeking to overcome such presumption. If the board or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his right to indemnification under his agreement.

The rights and authority conferred by Article 24 of the Company’s articles of association are not exclusive of any other right that any person has or hereafter acquires under any law, provision of the Company’s articles of association, organizational regulations, agreement, vote of shareholders of the Company or of the board of directors of the Company or otherwise.

The Company also has directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them while acting in their capacity as such. The Company may obtain such insurance from one or more third party or captive insurance companies.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zug, Switzerland, on May 21, 2015.

TRANSOCEAN LTD.

By:	/s/ Esa Ikäheimonen
	Name:	Esa Ikäheimonen
	Title:	Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeremy D. Thigpen, Esa Ikäheimonen and Lars Sjöbring, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on May 21, 2015.

Signature	Title

/s/ Jeremy D. Thigpen	President and Chief Executive Officer
Jeremy D. Thigpen	(Principal Executive Officer)

/s/ Esa Ikäheimonen	Executive Vice President, Chief Financial Officer
Esa Ikäheimonen	(Principal Financial Officer)

/s/ David Tonnel	Senior Vice President, Finance and Controller
David Tonnel	(Principal Accounting Officer)

/s/ Merrill A. “Pete” Miller, Jr	Chairman of the Board of Directors
Merrill A. “Pete” Miller, Jr

/s/ Glyn Barker	Director
Glyn Barker

/s/ Vanessa C.L. Chang	Director
Vanessa C.L. Chang

/s/ Frederico F. Curado	Director
Frederico F. Curado

/s/ Chad Deaton	Director
Chad Deaton

/s/ Tan Ek Kia	Director
Tan Ek Kia

/s/ Vincent J. Intrieri	Director
Vincent J. Intrieri

/s/ Martin B. McNamara	Director
Martin B. McNamara

/s/ Samuel Merksamer	Director
Samuel Merksamer

/s/ Edward R. Muller	Director
Edward R. Muller

Exhibit Index

Exhibit No.	Description

*4.1	Articles of Association of Transocean Ltd. (incorporated by reference to Exhibit 3.1 to Transocean Ltd.’s Quarterly Report on Form 10-Q (Commission File No. 000-53533) for the quarter ended September 30, 2014)

*4.2	Organizational Regulations of Transocean Ltd. (incorporated by reference to Exhibit 3.2 to Transocean Ltd.’s Quarterly Report on Form 10-Q (Commission File No. 000-53533) for the quarter ended September 30, 2014)

*4.3	Transocean Ltd. 2015 Long-Term Incentive Plan (incorporated by reference to Annex B to the Transocean Ltd.’s definitive proxy statement definitive proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on March 23, 2015)

5.1	Opinion of Homburger AG

23.1	Consent of Ernst & Young LLP

23.2	Consent of Homburger AG (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereof)

*	Incorporated herein by reference as indicated.